EXHIBIT 99.1

STRYKER ANNOUNCES SHARE REPURCHASE PROGRAM

Kalamazoo, Michigan - February 13, 2008 - Stryker Corporation (NYSE:SYK) today announced that its Board of Directors has authorized the Company to repurchase up to $750 million of its common stock.  Purchases may be made from time to time in the open market, in privately negotiated transactions or otherwise.  The manner, timing and amount of any purchases will be determined by the Company's management based on their evaluation of market conditions, stock price and other factors and will be subject to regulatory considerations.  Any shares acquired will be available for general corporate purposes, including offsetting dilution associated with stock option and other equity-based employee benefit plans.  The Company had 411.0 million shares of common stock outstanding as of December 31, 2007.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; and endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  For more information about Stryker, please visit the company web site at www.stryker.com.

Date:    February 13, 2008

Contact:     Katherine A. Owen

                  Vice President, Strategy and Investor Relations

                  269/385-2600